FOR IMMEDIATE RELEASE              CONTACT: TIM IRIS

                                             (631) 847-3169

               GENERAL SEMICONDUCTOR UPDATES BUSINESS OUTLOOK

MELVILLE, NY (DECEMBER 13, 2000)--GENERAL SEMICONDUCTOR, INC. (NYSE:SEM), a leading manufacturer of power management devices, today updated its business outlook for the fourth quarter and fiscal year 2001. As a result of recent softness in order trends, including some customer cancellations and push outs, fourth quarter revenues are expected to be 5 to 7 percent below third quarter reported revenues of $130.5 million. Diluted earnings per share for the fourth quarter are expected to be in the range of $.26 to $.28.

The softness in order trends is a result of an increased level of inventory at distributors and several OEM customers, due in part to moderating growth rates in the computer, telecom and automotive end markets. As a result of this inventory buildup and the normal seasonal weakness resulting from the Chinese Lunar New Year, revenues for the first quarter of 2001 are expected to be sequentially flat. Sequential earnings per share for the first quarter are expected to be flat to 8% lower.

Fiscal year 2001 revenues are expected to increase approximately 14 to 16 percent over 2000, with diluted earnings per share expected to rise by 20 to 25 percent when compared to 2000. New products are expected to account for 12 to 13 per cent of 2001 revenues compared to 6 percent of 2000 revenues.

"Although 2000 will be a record year for our company, we are disappointed that we must lower short term expectations for revenues and earnings. Our continued focus on developing new power management products should sustain our long term growth prospects" commented Ronald A. Ostertag, Chairman and Chief Executive Officer. "We believe that the current inventory adjustments occurring at our major distributors and certain OEM's should begin to ease in the first quarter of 2001 and we will be back on track for another record year."

General Semiconductor, Inc. is a market leader in the design, manufacture and distribution of discrete semiconductor components. The Company provides customers with a broad array of power management products including rectifiers, transient voltage suppressors, small signal transistors, diodes and MOSFETs. Its global customer base includes original equipment manufacturers, electronic distributors and contract equipment manufacturers. Key markets for its products include automotive, computers, consumer and telecommunications equipment.

The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99 to the Company's Form 10-K and Form 10-Q filings with the Securities and Exchange Commission are incorporated herein by reference. General Semiconductor's actual results could differ materially from the "forward-looking" information in this press release.

         VISIT GENERAL SEMICONDUCTOR ON THE WEB AT www.gensemi.com
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